Press Release



                CORRECTING AND REPLACING PATAPSCO BANCORP, INC.
           ANNOUNCES RESULTS OF THE CALL OF SERIES A PREFERRED STOCK
                          FOR REDEMPTION OR CONVERSION

Thursday, April 20, 4:13 pm ET

         Baltimore--April 20, 2006 - Please replace the release (dated April
6, 2006) with the following corrected version due to multiple revisions in Share Redemption Data.

The corrected release reads:


                             PATAPSCO BANCORP, INC.
           ANNOUNCES RESULTS OF THE CALL OF SERIES A PREFERRED STOCK
                          FOR REDEMPTION OR CONVERSION

         Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), announced today the holders of 82,375 shares of Series A Non-cumulative Perpetual Convertible Preferred Stock ("Series A Preferred Stock"), or 96.9% of the total shares of Series A Preferred Stock outstanding, elected to convert their shares into Company common stock by the March 31, 2006 deadline (the "Redemption Date"). The holders of the remaining 2,676 shares of Series A Preferred Stock were redeemed by the Company at $25.00 per share, for a total of $66,900. As a result, the Company's common stock outstanding increased by 328,924 shares to 1,802,441 shares and shareholders equity decreased by $66,900.

         The final dividend on the Series A Preferred Stock was paid on March 31, 2006 to all shareholders of record as of February 18, 2006.

         Commenting on the Company's announcement, Joseph J. Bouffard, President, said, "the conversion of our Series A Preferred Stock demonstrates the strong on-going support by our shareholders and has improved our prospects for further growth."

         Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business though its banking offices in Baltimore City and Baltimore County, Maryland.


CONTACT:
Patapsco Bancorp, Inc.
Michael J. Dee, 410-285-9313